EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
RESULTS OF SHAREHOLDER MEETING (Unaudited)

A special meeting of Shareholders of the Phoenix-Seneca
Funds was held on March 15, 2000 to approve the following matter:

1. Fix the number of trustees at fifteen and elect such number as detailed below.

On the record date for this meeting, there were 194,843,181 shares outstanding and 51.45% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES                   For         Withheld

1.  Election of Trustees

Robert Chesek                   99,560,396      692,791
E. Virgil Conway                99,227,857    1,025,330
William E. Crawford             99,561,639      691,548
Harry Dalzell-Payne             99,561,499      691,688
William N. Georgeson            99,561,639      691,548
Francis E. Jeffries             99,561,639      691,548
Leroy Keith, Jr.                99,562,141      691,046
Philip R. McLoughlin            99,562,141      691,046
Eileen A. Moran                 99,562,141      691,046
Everett L. Morris               99,562,141      691,046
James M. Oates                  99,562,141      691,046
Richard A. Pavia                99,562,141      691,046
Herbert Roth, Jr.               99,561,639      691,548
Richard E. Segerson             99,561,639      691,548
Lowell P. Weicker, Jr.          99,478,303      774,884